As filed with the Securities and Exchange Commission on June 27, 2002

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CP SHIPS LIMITED
(Exact Name of Registrant as specified in its Charter)

Canada	98-0357224
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

62-65 Trafalgar Square
London WC2N 5DY, United Kingdom
(Address of principal executive offices)

CP Ships Limited U.S. Employee Stock Purchase Plan
(Full title of the plan)

J.P. LaCasse
c/o Lykes Lines Limited, LLC
401 East Jackson Street, Suite 3300
Tampa, Florida 33602
(813) 276-4600
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Jon M. Gregg
Sidley Austin Brown & Wood
10 South Dearborn Street
Chicago, Illinois 60603, (312) 853-7000

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed	Proposed maximum	Amount of
to be registered (1)	registered	maximum offering	aggregate offering	registration
		price per share (2)	price (2)	fee

Common Shares, without par value (including Common Share Purchase Rights)	927,000 Common Shares (3)	$10.50	$9,691,785	$891.64

(1)	Common Share Purchase Rights are initially carried and traded with the Common Shares of the Registrant. Value attributable to such rights, if any, is reflected in the market price of the Common Shares.

(2)	The offering price has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on June 24, 2002.

(3)	Plus such additional number of Common Shares as may be issuable pursuant to the anti-dilution provisions of the CP Ships U.S. Limited Employee Stock Purchase Plan, in accordance with Rule 416(a) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	This registration statement relates to securities of the Registrant to be offered pursuant to the CP Ships Limited U.S. Employee Stock Purchase Plan, as indicated on the facing sheet hereof. Information required by Part I to be contained in the Section 10(a) prospectus related to this plan is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

     The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in the Registrant’s registration statement:

1.	The Annual Report on Form 40-F of the Registrant as filed on May 30, 2002 and as amended by Form 40-F/A of the Registrant as filed on June 17, 2002; and

2.	All reports filed by the Registrant (File No. 1-15228) pursuant to Section 13(a) or 15(d) of the Exchange Act since August 31, 2001.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not required

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

          Section 81 of the New Brunswick Business Corporations Act (“NBBCA”), which governs the Registrant, provides that, except in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the Registrant and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Registrant may with the approval of the Court of Queen’s Bench of New Brunswick indemnify a person referred to above in respect of an action by or on behalf of the Registrant or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the Registrant or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in (a) and (b) above. Notwithstanding the foregoing, a director or officer of the Registrant is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Registrant or body corporate if he was substantially successful on the merits in his defense of the action or proceeding, he fulfills the conditions set out in (a) and (b) above and he is fairly and reasonably entitled to indemnity. A by-law of the Registrant provides that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the heirs and legal representatives thereof, to the extent permitted by the NBBCA or otherwise by law.

Item 7.	Exemption from Registration Claimed.

Not required

Item 8.	Exhibits.

See the Exhibit Index accompanying this Registration Statement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, United Kingdom, on the 21st day of June, 2002.

CP SHIPS LIMITED

By:	/s/ Ian J. Webber Ian J. Webber, Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

/s/ Raymond R. Miles Raymond R. Miles		Chief Executive Officer and Director	June 21, 2002

/s/ Ian J. Webber Ian J. Webber		Chief Financial Officer and Director	June 21, 2002

* Frank J. Halliwell		Chief Operating Officer and Director	June 21, 2002

* John P. Bowmer		Director	June 21, 2002

* Robert J. Clanin		Director	June 21, 2002

* Peter J. Dey		Director	June 21, 2002

* John D. McNeil		Director	June 21, 2002

* Nigel M.S. Rich		Director	June 21, 2002

* Lord Weir		Chairman	June 21, 2002

By:	/s/ John K. Irving John K. Irving (Attorney-in-fact)

     Pursuant to the requirements of Section 6(a) of the Securities Act, this Registration Statement has been signed by the following person solely in the capacity of the duly authorized representative in the United States of CP Ships Limited, in the city of Tampa, state of Florida, on the 28th day of May, 2002.

CP SHIPS LIMITED

By:	/s/ J.P. LaCasse J.P. LaCasse

EXHIBIT INDEX

Exhibit No.	Description

4.1	The Registrant’s Articles of Incorporation, which is incorporated by reference to Exhibit 1.3 to the Registrant’s Form 6-K, filed with the Securities and Exchange Commission on October 4, 2001.

4.2	The Registrant’s Amended and Restated By-Law No. 1, which is incorporated by reference to Exhibit 1.5 to the Registrant’s Form 6-K, filed with the Securities and Exchange Commission on October 29, 2001.

4.3	Shareholder Rights Plan Agreement, dated as of July 30, 2001, between the Registrant and Computershare Trust Company of Canada, as Rights Agent (including the Form of Rights Certificate), which is incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form 20-F, as amended, filed with the Securities and Exchange Commission on August 20, 2001, File No. 1-15228.

4.4	CP Ships Limited U.S. Employee Stock Purchase Plan.

5	Opinion of Stewart McKelvy Stirling & Scales.

23.1	Consent of Stewart McKelvy Stirling & Scales (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP, Chartered Accountants, Toronto, Ontario.

24.1	Power of Attorney for Frank J. Halliwell.

24.2	Power of Attorney for John P. Bowmer.

24.3	Power of Attorney for Robert J. Clanin.

24.4	Power of Attorney for Peter J. Dey.

24.5	Power of Attorney for John D. McNeil.

24.6	Power of Attorney for Nigel M.S. Rich.

24.7	Power of Attorney for Lord Weir.